Exhibit 21
ATLAS FINANCIAL HOLDINGS, INC
LIST OF SUBSIDIARIES

Name	State of Jurisdiction/Organization
American Country Insurance Company, Inc.	Illinois
American Insurance Acquisition Inc.	Delaware
American Service Insurance, Inc.	Illinois
Anchor Group Management, Inc.	New York
Anchor Holdings Group, Inc.	New York
Gateway Insurance Company	Missouri
Global Liberty Insurance Company of New York	New York
Plainview Premium Finance Company, Inc.	Delaware
Plainview Premium Finance Company of California, Inc.	California